Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Second Quarter and Year-to-date 2009 Results and Tightens 2009 Guidance Range

SPOKANE, Wash. – Aug. 5, 2009, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income of $25.9 million, or $0.47 per diluted share, for the second quarter of 2009, compared to net income of $23.5 million, or $0.44 per diluted share, for the second quarter of 2008. For the six months ended June 30, 2009, Avista Corp.’s net income was $56.9 million, or $1.04 per diluted share, compared to net income of $48.8 million or $0.91 per diluted share for the six months ended June 30, 2008.

“We are pleased with our solid second quarter 2009 results. Given the favorable results to date and those we expect for the remainder of the year, we are tightening our consolidated earnings guidance range for 2009 and increasing our utility earnings guidance,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“The improved results reflect the progress we’ve made toward the timely recovery of costs and capital investments in our company’s generation, transmission and distribution infrastructure. The improved results also reflect lower interest costs due to refinancing maturing higher cost debt with lower cost long-term debt and lower interest costs on our short-term borrowings. Hydroelectric generation during the first half of 2009 was better than we experienced in the first half of 2008. We expect hydroelectric generation to be near normal for 2009.

“Partially offsetting the improved results this quarter was the sale of surplus hydroelectric generation at market prices which were below the price included in base retail rates. This resulted in absorbing $6.8 million under the Washington Energy Recovery Mechanism during the quarter. The amount absorbed is expected to reverse by the end of 2009.

“We expect continued improvement in our results due to the approved recovery of costs and capital investments by the Idaho Public Utilities Commission that was effective Aug. 1, 2009.

“In June 2009, we received a new 50-year operating license from the Federal Energy Regulatory Commission for the five hydroelectric projects that make up the Spokane River Project. After nearly a decade of work, the completion of the relicensing process allows us to continue generating renewable energy and working with stakeholders as we implement the conditions of the license.

“And going forward, we plan to file requests later this summer or early in the fall to lower natural gas rates for customers in all jurisdictions because of a continued decline in wholesale prices. These Purchased Gas Adjustments are designed to pass through changes in natural gas costs to our customers with no change in gross margin or net income,” Morris said.

Second Quarter and Year-to-date 2009 Highlights

Avista Utilities: Avista Utilities contributed net income of $25.4 million, or $0.46 per diluted share, for the second quarter of 2009 compared to $22.0 million or $0.41 per diluted share, for the second quarter of 2008. For the six months ended June 30, 2009, Avista Utilities contributed net income of $56.0 million, or $1.02 per diluted share compared to $45.3 million or $0.85 per diluted share, for the six months ended June 30, 2008. This was primarily the result of increased gross margin (operating revenues less resource costs) from the implementation of new retail rates in Washington and Idaho. These rate increases, determined to be reasonable and fair by the respective state regulatory commissions, were implemented following a full review and approval of our costs.

We absorbed $6.8 million of expense under the Washington Energy Recovery Mechanism (ERM) in the second quarter of 2009 compared to $4.0 million in the second quarter of 2008, which decreased electric gross margin by $2.8 million in the second quarter of 2009 as compared to the second quarter of 2008. The ERM is an accounting method used to track certain differences between actual net power supply costs and the amount included in base retail rates for our Washington customers. Lower wholesale electric prices received for surplus hydroelectric generation contributed to the $6.8 million absorbed under the ERM during the second quarter of 2009. Additionally, during scheduled maintenance in late March, turbines in unit 4 of the Colstrip plant, of which we are a 15 percent owner, were found to be in need of repair. These repairs are expected to extend the planned outage of unit 4 from late May until mid-November 2009. The extended outage also negatively impacted the power supply costs recorded under the ERM during the second quarter of 2009.

We absorbed $4.1 million of expense under the ERM in the first half of 2009 compared to $7.4 million in the first half of 2008, which increased electric gross margin by $3.3 million in the first six months of 2009 as compared to the first six months of 2008.

The quarterly impact of the cost absorbed or benefit received under the ERM varies depending on hydroelectric generation, thermal generation, market prices for both electric power and natural gas, as well as customer usage. In quarters where we are a net seller of wholesale power, typically the second quarter, market prices lower than the prices included in rates negatively impacts the ERM. In quarters where we are a net purchaser, market prices lower than the amount included in retail rates has a beneficial impact under the ERM.

Avista typically relies more heavily on thermal generation during the third and fourth quarters of the year and is a net purchaser of wholesale electric power and natural gas for thermal generation. We expect to be in a benefit position under the ERM by the end of 2009 due to lower wholesale electric and natural gas prices than the amount included in retail rates, partially offset by the negative impact from the extended outage at the Colstrip plant.

Avista Utilities’ operating revenues decreased by $58.2 million in the first half of 2009 as compared to the first half of 2008, as a result of decreases in natural gas revenues of $77.1 million, partially offset by increased electric revenues of $18.9 million. The decrease in natural gas revenues was primarily a result of decreased wholesale natural gas revenues, which was a result of lower wholesale natural gas prices. The increase in electric revenues was primarily due to increased retail electric revenues related to the implementation of new retail rates in Washington and Idaho, partially offset by decreased wholesale electric revenues.

Resource costs for Avista Utilities decreased $86.0 million in the first half of 2009 as compared to the first half of 2008, due to decreases in natural gas resource costs of $80.1 million. The decrease in natural gas resource costs primarily reflects a decrease in the price of natural gas purchases.

The year to date improved results also reflect a decrease in interest expense, net of capitalized interest, of $8.8 million that was achieved by refinancing maturing higher cost debt with lower cost long-term debt. Lower interest rates on borrowings under our $320 million committed line of credit also contributed to the decrease in interest expense.

Other utility operating expenses increased $11.0 million for the first half of 2009 as compared to the first half of 2008, primarily due to an increase of $3.4 million in operating and maintenance expenses at our electric generation facilities, as well as a $5.0 million increase in pension and other postretirement benefit costs.

Advantage IQ: Advantage IQ’s net income attributable to Avista Corporation was $1.3 million, or $0.02 per diluted share, for the second quarter of 2009 compared to $1.6 million or $0.03 per diluted share, for the second quarter of 2008. For the six months ended June 30, 2009, Advantage IQ’s net income attributable to Avista Corporation was $2.4 million, or $0.05 per diluted share compared to $3.3 million or $0.06 per diluted share, for the six months ended June 30, 2008. This decrease was primarily a result of the following: 1) a decrease in interest earnings on funds held for customers (due to lower interest rates), 2) our reduced ownership percentage in the business and 3) amortization of intangible assets resulting from the Cadence Network, Inc. (Cadence Network) transaction. As previously reported, Advantage IQ acquired Cadence Network, a Cincinnati-based energy and expense management company, effective July 2, 2008. As consideration, the previous owners of Cadence Network received a 25 percent ownership interest in Advantage IQ.

Advantage IQ’s revenues for the first half of 2009 increased 42 percent as compared to the first half of 2008 and totaled $35.4 million. The increase in revenues was due to the third quarter 2008 acquisition of Cadence Network and an expansion of Advantage IQ’s customer base, partially offset by a 76 percent decrease in interest revenue. In the first half of 2009, Advantage IQ managed bills totaling $8.7 billion, an increase of $1.8 billion, or 26 percent, as compared to the first half of 2008. The acquisition of Cadence Network added $2.0 billion in managed bills for the first half of 2009.

Other Businesses: For the second quarter of 2009, the net loss attributable to Avista Corporation was $0.01 per diluted share for other businesses. For the six months ended June 30, 2009, the net loss attributable to Avista Corporation was $0.03 per diluted share for other businesses. Contributing to the net loss attributable to Avista Corporation in the second quarter and first six months of 2009 were losses on long-term venture fund investments and the accrual of a $0.3 million environmental liability.

Summary Results: Results for the second quarter of 2009 and the six months ended June 30, 2009 (YTD), as compared to the respective periods of 2008:

($ in thousands, except per-share data)	Q2 2009	Q2 2008	YTD 2009	YTD 2008
Operating Revenues	$307,111	$350,310	$794,581	$846,617
Income from Operations	$58,082	$56,490	$123,927	$115,551
Net Income attributable to Avista Corporation	$25,852	$23,545	$56,879	$48,776
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$25,381	$22,026	$55,964	$45,340
Advantage IQ	$1,276	$1,579	$2,442	$3,345
Other	$(805)	$(60)	$(1,527)	$91
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.46	$0.41	$1.02	$0.85
Advantage IQ	$0.02	$0.03	$0.05	$0.06
Other	$(0.01)	$—	$(0.03)	$—

Total earnings per diluted share attributable to Avista Corporation	$0.47	$0.44	$1.04	$0.91

Liquidity and Capital Resources: As of June 30, 2009, we had a combined $265.3 million of available liquidity under our $320 million committed line of credit, $200 million committed line of credit and $85 million revolving accounts receivable sales facility. We anticipate issuing long-term debt during the second half of 2009 to reduce the balances outstanding under our committed line of credit agreements.

Avista has a sales agency agreement to issue up to 2 million shares of common stock from time to time. We issued 750,000 common shares under this agreement in 2008. We will continue to evaluate issuing common stock in future periods; however, we are not currently planning to issue common stock for the remainder of 2009, other than for compensatory plans and the direct stock purchase and dividend reinvestment plan.

Utility capital expenditures were $87.9 million for the first half of 2009. We expect utility capital expenditures to be approximately $210 million for each of the full years of 2009 and 2010, reflecting our continued investment in upgrading utility infrastructure to increase reliability. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

We are raising the lower end of our 2009 guidance for consolidated earnings from $1.40 to $1.45 per diluted share. The increase in the lower end results in a revised range of $1.45 to $1.60 per diluted share, from a range of $1.40 to $1.60 per diluted share.

Our 2009 guidance for Avista Utilities is being raised to a range of $1.40 to $1.50 per diluted share from a range of $1.30 to $1.45 per diluted share, reflecting an expected benefit under the ERM and decreased interest costs. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year. The outlook also considers the negative impacts under the ERM related to the extended maintenance outage at Colstrip through mid-November.

Our guidance for Advantage IQ is being revised downward to a range of $0.09 to $0.11 per diluted share from a range of $0.12 to $0.14 per diluted share, reflecting: 1) decreased interest earnings on funds held for customers due to lower interest rates, 2) the weak economy impacting earnings as a result of customer store closures and bankruptcies and 3) the weak economy resulting in slower than expected customer growth.

The other businesses are being revised downward to be between a loss of $0.04 and $0.01 per diluted share from a loss of $0.02 and contribution of $0.01 per diluted share, primarily reflecting the losses on long-term venture fund investments as well as the accrual of an environmental liability.

NOTE: We will host a conference call with financial analysts and investors on August 5, 2009, at 10:30 a.m. ET to discuss this news release. The call is available at (888) 396-2386, passcode: 23835362. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Wednesday, August 12, 2009. Call (888) 286-8010, passcode 38773354 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 353,000 electric and 313,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions and their effect on energy demand and generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand and wholesale energy markets; global financial and economic conditions (including the availability of credit) and their effect on our ability to obtain funding for working capital and long-term capital requirements on acceptable terms; economic conditions in our service areas, including the effect on the demand for, and customers’ ability to pay for, our utility services; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas for retail customers or wholesale obligations and the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs and investments and delay in the recovery of ownership and operating costs; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2009. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenues	$307,111	$350,310	$794,581	$846,617

Operating expenses:
Resource costs	130,992	188,610	426,411	512,756
Other operating expenses	76,005	67,020	151,031	132,584
Depreciation and amortization	24,550	22,967	48,835	45,418
Utility taxes other than income taxes	17,482	15,223	44,377	40,308

Total operating expenses	249,029	293,820	670,654	731,066

Income from operations	58,082	56,490	123,927	115,551

Other income (expense):
Interest expense, net of capitalized interest	(15,964)	(21,361)	(32,361)	(41,145)
Other income (expense) - net	(210)	1,728	(770)	2,904

Total other income (expense) - net	(16,174)	(19,633)	(33,131)	(38,241)

Income before income taxes	41,908	36,857	90,796	77,310
Income taxes	15,619	13,305	33,087	28,394

Net income	26,289	23,552	57,709	48,916
Less: net income attributable to noncontrolling interests	(437)	(7)	(830)	(140)

Net income attributable to Avista Corporation	$25,852	$23,545	$56,879	$48,776

Weighted-average common shares outstanding (thousands), basic	54,654	53,301	54,635	53,160

Weighted-average common shares outstanding (thousands), diluted	54,827	53,704	54,775	53,543

Earnings per common share attributable to Avista Corporation:
Basic	$0.47	$0.44	$1.04	$0.92

Diluted	$0.47	$0.44	$1.04	$0.91

Dividends paid per common share	$0.210	$0.165	$0.390	$0.330

Issued August 5, 2009

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$34,458	$24,313
Accounts and notes receivable	127,926	218,846
Other current assets	194,571	239,068
Total net utility property	2,530,937	2,492,191
Total other property and investments	137,262	138,876
Regulatory assets for deferred income taxes	99,794	115,005
Regulatory assets for pensions and other postretirement benefits	166,515	172,278
Other regulatory assets	83,932	85,112
Non-current utility energy commodity derivative assets	46,873	49,313
Power cost deferrals	38,239	57,607
Unamortized debt expense	30,493	33,004
Other deferred charges	6,842	5,134

Total Assets	$3,497,842	$3,630,747

Liabilities and Stockholders’ Equity
Accounts payable	$104,419	$176,116
Current portion of long-term debt	17,136	17,207
Short-term borrowings	263,400	252,200
Other current liabilities	236,881	243,021
Long-term debt	810,106	809,258
Long-term debt to affiliated trusts	51,547	113,403
Regulatory liability for utility plant retirement costs	215,908	213,747
Pensions and other postretirement benefits	157,334	184,588
Deferred income taxes	463,962	488,940
Other non-current liabilities and deferred credits	134,617	124,178

Total Liabilities	2,455,310	2,622,658

Stockholders’ Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (54,670,665 and 54,487,574 outstanding shares)	774,889	774,986
Retained earnings and accumulated other comprehensive loss	258,136	221,897

Total Avista Corporation Stockholders’ Equity	1,033,025	996,883
Noncontrolling interests	9,507	11,206

Total Stockholders’ Equity	1,042,532	1,008,089

Total Liabilities and Stockholders’ Equity	$3,497,842	$3,630,747

Issued August 5, 2009

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Second Quarter		Six Months Ended June 30,
	2009	2008	2009	2008
Avista Utilities
Retail electric revenues	$155,433	$138,185	$350,949	$315,872
Retail kWh sales (in millions)	1,982	2,026	4,432	4,523
Retail electric customers at end of period	353,141	350,635	353,141	350,635

Wholesale electric revenues	$22,044	$38,219	$51,246	$68,895
Wholesale kWh sales (in millions)	862	700	1,459	1,010

Sales of fuel	$4,191	$409	$16,163	$14,987
Other electric revenues	$3,722	$3,859	$7,500	$7,155

Retail natural gas revenues	$65,369	$75,303	$245,954	$259,636
Wholesale natural gas revenues	$25,089	$67,433	$61,594	$126,294
Transportation and other natural gas revenues	$4,017	$3,237	$7,324	$6,078
Total therms delivered (in thousands)	166,520	156,424	431,009	420,087
Retail natural gas customers at end of period	312,929	310,266	312,929	310,266

Income from operations (pre-tax)	$56,063	$53,913	$119,685	$109,713
Net income attributable to Avista Corporation	$25,381	$22,026	$55,964	$45,340

Advantage IQ
Revenues	$18,046	$12,401	$35,386	$24,921
Income from operations (pre-tax)	$2,764	$2,563	$5,388	$5,568
Net income attributable to Avista Corporation	$1,276	$1,579	$2,442	$3,345

Other
Revenues	$9,200	$11,264	$18,465	$22,779
Income (loss) from operations (pre-tax)	$(745)	$14	$(1,146)	$270
Net income (loss) attributable to Avista Corporation	$(805)	$(60)	$(1,527)	$91

Issued August 5, 2009